Exhibit 10.9

KUBIENT, INC.

330 7th Avenue, 10th Floor

New York, New York 10011

November 21, 2019

Pavel Medvedev

300 Winston Drive, Apt. 306

Cliffside Park, New Jersey 07010

Dear Pavel,

On April 16, 2018 you accepted a written offer of employment (the “Offer Letter”) extended to you by Kubient, Inc. (“Kubient”), for the position of Chief Technology Officer of Kubient. The Offer Letter, which was mistakenly dated April 12, 2017, but was in fact drafted and sent to you on April 12, 2018, set out the terms of your anticipated at-will employment, including your job duties, compensation, and benefits.  The Offer Letter also offered you certain equity incentives to be issued by Kubient pursuant to its 2017 Equity Incentive Plan (the “Plan”).   At the outset of your employment and prior to the issuance of certain of such equity incentives, you informed Kubient that you preferred to decline certain equity incentives.  Accordingly, at your election, some of the incentive compensation originally detailed in the Offer Letter was never issued or otherwise awarded to you, and the following issuances were instead made:

•	On July 7, 2018, Paul Roberts transferred you 250,000 shares of Kubient’s common stock, par value $0.00001 per share.

•	On April 12, 2018, Kubient issued you 250,000 five-year warrants at an exercise price of $0.55 per share. These warrants were issued under the Plan, and vested immediately on April 12, 2018.

•	On September 28, 2018, Paul Roberts transferred you 500,000 shares of Kubient’s common stock, par value $0.00001 per share.

This letter memorializes our mutual understanding and agreement in this regard, that you shall not be entitled to any further equity incentive compensation under the terms of the Offer Letter. Nothing herein changes any other terms in your employment relationship with Kubient as reflected in the Offer Letter, and nothing alters the at-will status of your employment.

If you are in agreement with the terms set forth above, please sign in the space provided below and return an executed copy of this letter to Peter Bordes.

Sincerely,

Kubient, Inc.

By:	/s/ Peter Bordes
Peter Bordes
Chief Executive Officer

I agree that the foregoing accurately reflects my election to decline the warrants originally offered to me at the outset of my employment with Kubient, and agree that my employment arrangement with Kubient has been modified by agreement accordingly:

/s/ Pavel Medvedev
Pavel Medvedev